Exhibit 99.1

FOR IMMEDIATE RELEASE

    Terex to Join SDC International in Restructuring of Tatra; New
            Operating Board of Directors Appointed at Tatra

KOPRIVNICE, Czech Republic & PALM BEACH, Fla., Jan 21, 2003 (BUSINESS
WIRE) -- SDC International (OTC:SDCN) today announced its program for significant changes related to its Tatra heavy-duty truck operations in the Czech Republic. Tatra, with revenues of almost US$150 million per year, was purchased by SDC in December 2001. Among the changes are an equity purchase of Tatra shares by Tatra's largest customer and joint venture partner in India, the engagement of Fil Filipov, restructuring expert of Terex Corporation (NYSE:TEX) to assist in the second phase of Tatra's restructuring, and the appointment of a new operating Board of Directors at Tatra. Vectra Limited, a closely held affiliate of Tatra's manufacturing joint venture in India, Tatra Udyog, has purchased 21.1% of the outstanding shares of Tatra. Vectra, along with the joint venture, is the largest purchaser of Tatra trucks worldwide. Over 1,000 Tatra trucks were assembled this year for the Indian market. According to Mr. Jojo Alexander, of Vectra: "We are very excited to finally succeed in gaining a significant equity interest in Tatra. We have worked with Tatra for many years, and we recognize the great future Tatra has in its grip." After the Vectra transaction, SDC continues to own 51% of Tatra, and Terex owns 19.5%.

The new management consulting arrangement between SDC, Tatra, and Terex provides that Terex personnel will assist in the restructuring of day-to-day operations of Tatra. The objective to improve Tatra's operations will include reorganizing and consolidating manufacturing facilities, outsourcing some of Tatra parts and components and reducing overhead. Ronald Adams, Chairman and CEO of SDC and Chairman of Tatra's Supervisory Board, states: "Through the first year of our ownership of Tatra, we learned what is needed to make Tatra a great truck company. This joint focus among Tatra, SDC and Terex is a major step toward reaching that goal."

SDC believes this arrangement will greatly enhance Tatra's performance due to Terex's proven abilities to restructure manufacturing concerns worldwide and its experience in industrial manufacturing. Terex, with over $3 billion in revenue expected this year, is also a partner with Tatra in a military tactical vehicle joint venture which provides for Tatra's unique swing half-axle chassis systems to be used as the base for the manufacture of military trucks at one of Terex's United States facilities. Terex is a shareholder in both SDC and Tatra.

Ron DeFeo, Chairman and CEO of Terex, was quoted as saying, "Fil Filipov, President of Terex Crane, will be the leader of Terex's restructuring team at Tatra." Mr. DeFeo went on to say: "Fil has tremendous operating experience and is results driven. I could not be more confident in his ability to help Tatra achieve great success." Filipov has


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directed the successful restructuring of Terex-owned manufacturing companies with combined revenues totaling over US$1 billion.

As part of the restructuring, a new Board of Directors was appointed at Tatra, consisting of Zbynek Keisler, who will serve as Chairman, and newly elected members Frantisek Turzik and Igor Vlcek. Keisler has been Tatra's Commercial Director in charge of all sales. Turzik is head of production for Tatra and Vlcek has been General Manager and a Board Member of Tatra's forging subsidiary, Taforge, a.s. Tatra's Supervisory Board did not change and includes Ronald Adams, Chairman, representing Tatra owner SDC International, with members Fil Filipov of Terex and Antonin Valasek, Chairman of Tatra's trade union. Under Czech law, the Supervisory Board represents the shareholders and appoints a Board of Directors who manage the day-to-day operations.

Mike Srkal, who will return to his duties as President and Chief Operating Officer of SDC, stepped aside from his one-year position as Chairman and CEO of Tatra in order for the second year of the restructuring to be completed by Tatra's new Board of Directors, who are part of Tatra's operating management. Mr. Srkal, along with Mr. Adams, was responsible for SDC's success in the acquisition of Tatra, completed after a four-year effort. Mr. Srkal took the reins of the 150 year old company in January 2002 and navigated Tatra through its first post-acquisition year. Mr. Srkal said: "Tatra is continuing its effort to reduce costs, reduce inventories, improve productivity and generate cash. Its current backlog is excellent; however, very small profit margins require continuing reductions in material costs and overhead."

Philip Huber, SDC Vice President of Investor Relations, said that the new restructuring team, led by Terex's Fil Filipov, should greatly enhance SDC in regard to its fulfilling the goals established and set forth in the SDC post-acquisition business plan. He went on to say that 2002 was a difficult year for SDC due to the length of time it took to finalize the SDC/Tatra consolidated audit in US GAAP and the untimely strengthening of the Czech Crown against the US Dollar, which caused a $14 million loss to manufacturing operations. In 2002, most of Tatra's sales were in US Dollars and most of its costs were in Czech currency. According to Huber, the plan of SDC has been and remains to expense all first year acquisition, currency, and restructuring costs as are allowed and appropriate in 2002. The Czech crown has since stabilized.

    About SDC International

SDC International is a publicly traded U.S.-based company focused on acquiring well-established industrial manufacturers with substantial revenues within Central and Eastern Europe. Tatra was the first acquisition in SDC's plan. Visit the SDC website at
http://www.sdcn.com.
-------------------

Contact:  SDC International, Philip Huber, SDC Vice President, at
(561) 882- 9300, or email at phuber@sdcinternational.com.
                             ---------------------------

Certain information in this announcement includes forward-looking statements regarding future events or the future performance of SDC International that involve certain contingencies and uncertainties. Such statements are inherently subject to a variety of risks and uncertainties that


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could cause actual events or performance to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond SDC's control, include, among others: the effects of changes in laws and regulations;
the effect of interest rates, government spending, and general economic conditions on construction, mining and other activities in which SDC's products are sold; national and international political climate and military activities; and other factors, risks and uncertainties set forth in more detail in SDC's filings with the U.S. Securities and Exchange Commission. Actual events or performance may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors.






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